GeNOsys Inc. Completes Development contract with IRISYS Pharmaceutical

PROVO, Utah--Tuesday, January 22, 2008(BUSINESS WIRE)--GeNOsys (generated nitric oxide systems) Inc. (OTCBB: GNYS), a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems, announces the completion of the Company’s Nitric Oxide Generator Portable Tablet.

According to a company spokesperson, IriSys successfully formulated the GeNOsys tablets into a product that could be manufactured in high quantities yet maintain the necessary tablet hardness, appropriate generated Nitric Oxide concentration and volume.

Further, the completion of the contract with IriSys Pharmaceuticals represents a major milestone in the process toward submitting the Company’s portable Nitric Oxide Generator to the FDA.  The work completed at IriSys was completed on time and under budget.

IriSys provides pharmaceutical product development contract services specializing in formulation development, cGMP manufacturing of clinical trial materials and consulting related to the drug development process.  IriSys’ custom approach to drug development is supported by its scientific and regulatory experience in moving over 100 drug products from discovery to Phase I, Phase II, Phase III and, to commercialization.

Mr. Clark Mower, GeNOsys’ Director, stated, “The completion of the IriSys contract on time and under budget depicts a tremendous success for the Company.  We are moving rapidly toward a 510 (k) FDA approved device submission.  Prior to submitting for an FDA approval, it was necessary to develop a manufacturing process that could be translated into large scale production while maintaining the product’s quality requirements.  We look forward to being able to customize the tablets for a specific disease, which represents a final step prior to FDA submission.”

GeNOsys Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. GeNOsys management believes it can reduce regulatory time through the use of strategic suppliers. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys Inc., Provo

Michael Dancy, 801-746-3570

investor@geNOsysusa.com

Source: GeNOsys, Inc.